EXECUTIVE SEVERANCE AGREEMENT
                         by and between

                 Midcoast Energy Resources, Inc.
                               and
                         Dan C. Tutcher

                    Effective August 15, 1997






                        TABLE OF CONTENTS

Article
Section                                                     Page

 1              Definitions                                  1

 2              Severance Benefits

       2.1      Right to Severance Benefits                  5
       2.2      Description of Severance Benefits            6
        2.3       Termination for Total and Permanent  Disability
6
       2.4      Termination for Retirement or Death          6
        2.5       Termination for Cause or by the Executive Other
7
                Than for Good Reason
       2.6      Notice of Termination                        7

 3              Form and Timing of Severance Benefits

       3.1      Form and Timing of Severance Benefits        7
       3.2      Withholding of Taxes                         7

 4              Golden Parachute Tax Gross-Up and Tax Indemnity

        4.1       Severance  Benefits to  be  Grossed-Up  by  the
Company         7
        4.2       Procedure  for Establishing  the  Tax  Gross-Up
Payment         8
       4.3      Subsequent Imposition of Excise Tax          8

 5              The Company's Payment Obligation

       5.1      Payment Obligations Absolute                 8
       5.2      Contractual Rights to Benefits               9

 6              Term of Agreement                            9

 7              Legal Remedies

       7.1      Payment of Legal Fees                        9
       7.2      Arbitration                                  9

 8              Successors

       8.1      Company's Successors                        10
       8.2      Executive's Successors                      10

                   TABLE OF CONTENTS (Cont'd)

Article
Section                                                     Page

 9              Miscellaneous

       9.1      Employment Status                           10
       9.2      Beneficiaries                               10
       9.3      Entire Agreement                            10
       9.4      Gender and Number                           11
       9.5      Severability                                11
       9.6      Modification                                11
       9.7      Applicable Law                              11
                  EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT is made and entered into this 15th day of August, 1997, by and between Midcoast Energy Resources Inc., a Nevada corporation with its principal office at 1100 Louisiana Street, Suite 2950, Houston, Texas 77002 (the "Company") and Dan C. Tutcher (the "Executive").


                      W I T N E S S E T H:

WHEREAS, the Company believes there is the possibility that a Change-in-Control of the Company may arise in the future;

WHEREAS, in the event of a prospective Change-in-Control of the Company, the Company believes it imperative that it be able to rely on the Executive to continue in the Executive's position, provide advice that is in the best interests of the Company, and act without being distracted by the personal uncertainties and risks created by the possibility of a Change-in-Control;

WHEREAS, the Company and the Executive desire to enter into this Agreement whereby severance benefits will be paid to the
Executive if a Change-in-Control of the Company occurs and the Executive's employment is consequently actually or constructively terminated by the Company or its successor under the circumstances described herein;

NOW, THEREFORE, to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:


                     Article 1.  Definitions

Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth below:

       (a) "Agreement" means this Executive Severance Agreement.

       (b) "Base Salary" means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

       (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

       (d)   "Beneficiary"   means  the   persons   or   entities
     designated or deemed designated by the Executive pursuant to
     Section 9.2.

       (e) "Board" means the Board of Directors of the Company.

       (f) "Cause" shall be determined by the Board (by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board on the terms described below), in good faith, and shall mean the occurrence of any one or more of the following:

               (i) The willful and continued failure by the Executive to substantially perform the Executive's duties (other than any such failure resulting from the Executive's Disability) after a written demand for substantial performance has been delivered by the Board to the Executive that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, and the Executive fails to remedy such failure within thirty (30) calendar days after receiving such notice; or

               (ii) The Executive's conviction (including by trial, plea of guilty or plea of nolo contendere) for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

               (iii) The Executive's willful engaging in misconduct which is demonstrably and materially injurious to the Company. No act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

          Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose of making a determination of whether Cause for termination exists (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding in the good faith that Cause exists and specifying the particulars thereof in detail.

       (g) "Change-in-Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following events occurs on or following the Effective
     Date of this Agreement:

               (i) Any Person (other than those Persons in control of the Company on the Effective Date of this Agreement, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

               (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date of this Agreement), individuals who were members of the Board at the beginning of such period (and any new Director whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

               (iii) The stockholders of the Company approve: (A) a plan of complete liquidation of the Company, (B) an agreement for the sale or disposition of all or substantially all the Company's assets, or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

               (iv)  The  Board  determines  in  its   sole   and
          absolute   discretion   that   there   has    been    a
          Change-in-Control of the Company.

       (h) "Code" means the Internal Revenue Code of 1986, as amended, and shall include regulations promulgated under the Code.

       (i) "Committee" means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

       (j)  "Company"  means Midcoast Energy Resources,  Inc.,  a
     Nevada corporation (including any and all subsidiaries), or any successor thereto as provided in Article 8.

       (k) "Disability" means:

               (i) The mental or physical disability, either occupational or non-occupational in cause, which satisfies the definition of "total and permanent disability" in the disability policy or plan provided by the Corporation covering the Executive; or

               (ii)    If no such policy or plan is then covering
          the Executive, a physical or mental infirmity which, as determined by the Committee, in good faith, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice, prevents the Executive from substantially performing his duties.

       (l) "Effective Date" means the date this Agreement is approved by the Board or by the Committee if duly empowered by the Board to so act, or such other date as shall designate in its resolution approving this Agreement.

       (m) "Effective Date of Termination" means the date on which a Qualifying Termination occurs which causes the payment of Severance Benefits hereunder.

       (n)  "Exchange Act" means the Securities Exchange  Act  of
     1934, as amended.

       (o) "Executive" means Dan C. Tutcher.

       (p)  "Good  Reason" means any event or condition described
     in   Subsections  (i)  through  (ix)  below   which   occurs
     simultaneous with or after a Change-in-Control:

               (i) A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions held by the Executive prior to such Change-in-Control, except in connection with the termination of his employment for Disability, Retirement, Cause, as a result of his death or by the Executive other than for Good Reason;

               (ii) A reduction in the Executive's Base Salary or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within five
          (5) days of the date due;

               (iii) A failure to increase the Executive's Base Salary at least annually at a percentage of Base Salary no less than the average percentage increase (other than increases resulting from the Executive's promotion) granted to the Executive during the three
          (3) full years ended prior to a Change-in-Control (or such lesser number of full years during which the Executive was employed), unless such failure occurs in connection with the failure of the Company and the acquiring company to increase the base salary for the fiscal year in which such failure occurs for all executive-level employees;

               (iv) The Company's requiring the Executive to be based at any place outside the City of Houston, Texas;

               (v) The failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plans in which the Executive was participating immediately prior to the Change-in-Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation and benefits to the Executive;

               (vi) The insolvency or the filing (by any party, including the Company) of a petition for the bankruptcy of the Company;

               (vii) Any material breach by the Company of any provision of this Agreement or any employment agreement between the Executive and the Company;

               (viii)      Any  purported  termination   of   the
          Executive's employment for Cause by the Company which is not for Cause; or

               (ix) The failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement.

          Additionally, any event described in Subsections (i) through (ix) above which occurs prior to a Change-in-Control, but which the Executive reasonably demonstrates (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change-in-Control (a "Third Party"), or (B) otherwise arose in connection with, or in anticipation of a Change-in-Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change-in-Control.

       (q) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections
     13(d)  and 14(d) thereof, including a "group" as defined  in
     Section 13(d).

       (r) "Qualifying Termination" means the termination of the Executive's employment with the Company for either of the following reasons:

          (i)    The Executive resigns for Good Reason; or

          (ii) The Company terminates the Executive for any reason other than for Cause.

       (s) "Retirement" means:

          (i)      The   Executive's  voluntary  termination   of
     employment   with  the  Company  at  or  following   "normal
     retirement age" (as defined in the Company's retirement plan covering the Executive) or,

          (ii) If there is no such plan, the Executive's voluntary termination of employment with the Company at or following age 65.

       (t) "Severance Benefits" means the compensation described in Section 2.2 and Article 4.


                 Article 2.  Severance Benefits

2.1. Right to Severance Benefits.

       (a) The Executive shall be entitled to receive from the Company the Severance Benefits described in Section 2.2 if there has been a Change-in-Control of the Company and if, within eighteen (18) calendar months thereafter (except as provided in the flush language at the end of Section 1(p)), the Executive's employment with the Company shall end by reason of a Qualifying Termination.

       (b) The Executive shall not be entitled to receive such Severance Benefits if the Executive is terminated for Cause, if the Executive resigns other than for Good Reason, or if his employment with the Company ends due to his death, Retirement or Disability (refer to Sections 2.3 to 2.5 for a summary of severance compensation payable to the Executive in connection with a termination of employment for any such reason).

2.2. Description of Severance Benefits. If the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1, the Company shall pay to or provide the Executive with the following:

       (a) An amount equal to three (3) times the highest rate of the Executive's annual Base Salary in effect at any time up to and including the Effective Date of Termination.

       (b)  An  amount equal to three (3) times the  greater  of:
     (i) the Executive's average annual bonus earned over the last three (3) years as reflected, or as would have been reflected, in the Executive Compensation table of the Company's annual proxy statement, or (ii) the Executive's target bonus established for the bonus plan year in which the Executive's Effective Date of Termination occurs.

       (c) An amount equal to the Executive's unpaid Base Salary and accrued, unused vacation through the Effective Date of Termination.

       (d) A continuation of any Company-provided or sponsored life insurance and healthcare-related benefits under which the Executive and/or the Executive's family is covered as of the effective date of the Change-in-Control. These benefits shall be provided by the Company to the Executive immediately upon the Effective Date of Termination and shall continue to be provided for thirty-six (36) months from the Effective Date of Termination; such benefit shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination; and any such benefit shall be discontinued prior to the end of the thirty-six (36) month period if the Executive receives a substantially similar benefit from a subsequent employer, as determined by the Committee in good faith.

2.3. Termination for Total and Permanent Disability. Following a Change-in-Control of the Company, if the Executive's employment is terminated due to Disability, the Company shall pay the Executive the Executive's full Base Salary and accrued, unused vacation through the Effective Date of Termination, at the rate then in effect, plus the Executive's additional compensation and benefits, if any, shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs then in effect, and the Company shall have no further obligations to the Executive under this Agreement.

2.4. Termination for Retirement or Death. Following a Change-in-Control of the Company, if the Executive's employment is terminated by reason of Retirement or death, the Company shall pay the Executive the Executive's full Base Salary and accrued, unused vacation through the Effective Date of Termination, at the rate then in effect, plus the Executive's additional compensation and benefits, if any, shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect, and the Company shall have no further obligations to the Executive under this Agreement.

2.5. Termination for Cause or by the Executive Other Than for Good Reason. Following a Change-in-Control of the Company, if the Executive's employment is terminated either (i) by the Company for Cause, or (ii) by the Executive for any reason other than Good Reason, the Company shall pay the Executive the Executive's full Base Salary and accrued, unused vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation and benefit plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.6. Notice of Termination. Any termination by the Executive for any reason or by the Company for Cause shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.


        Article 3.  Form and Timing of Severance Benefits

3.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.2(a), (b), and (c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond fifteen (15) days from such Date.

3.2. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all Federal, state, city, or other taxes as legally shall be required.


   Article 4.  Golden Parachute Tax Gross-Up and Tax Indemnity

4.1. Severance Benefits to be Grossed-Up by the Company.

       (a) When Severance Benefits Are to be Grossed-Up. If Severance Benefits payable to the Executive plus any other benefits realized by the Executive in connection with the Change-in-Control of the Company (in the aggregate "Total Payments") would, in whole or in part, constitute an "excess parachute payment" the Company shall pay to the Executive in cash an amount equal to the "tax gross-up" as determined below with respect to the Executive's Severance Benefits. The term "excess parachute payment" shall have the meaning, and shall be valued, as provided in the Code.

       (b) "Tax Gross-Up" Defined. The term "tax gross-up" means the sum of the (i) excise tax imposed on the Executive's Severance Benefits pursuant to Sections 280G and 4999 of the Code, plus (ii) federal, state and local income taxes payable by the Executive with respect to the Company's payment of such excise tax, plus (iii) federal, state and local employment taxes payable by the Executive with respect to the Company's payment of such excise tax, plus (iv) iterations of income and employment taxes on (ii) plus
     (iii).

       (c) Guidance for Interpreting and Applying Article 4. The objective of Article 4 is for the Company to pay the Executive a cash payment to place the Executive in the same net after-tax position as if no portion of the Executive's Severance Benefits were subject to the excise tax imposed by Sections 280G and 4999 of the Code. This Article 4 shall be interpreted and applied accordingly.

4.2.   Procedure for Establishing the Tax Gross-Up Payment.

               (a) Within sixty (60) days following delivery of the Notice of Termination (as described in
          Section 2.6) or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in a "excess parachute payment" as defined in Section 280G of the Code, the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as the Executive may choose, which sets forth: (i) the amount of the Executive's "annualized includible compensation for the base period" (as defined in Code Section 280G(d)(1)); (ii) the present value of the Total Payments; (iii) the amount and present value of any "excess parachute payment"; (iv) the amount of the Code Section 4999 excise tax payable with respect to the Executive's Severance Benefits, and (v) the amount of the "tax gross-up" payment as defined above. The opinion of such legal counsel shall be supported by the opinion of a certified public accounting firm and, if necessary, a firm of recognized executive compensation consultants. Such opinion shall be binding upon the Company and the Executive.

               (b) The provisions of this Section 4.2(b), including the calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that: (i) the compensation and benefits provided for in Section 2.2 and (ii) any other compensation earned prior to the Effective Date of Termination by the Executive pursuant to the Company's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change-in-Control), are reasonable.

4.3. Subsequent Imposition of Excise Tax. If, notwithstanding compliance with the provisions of Sections 4.1 and 4.2, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the Total Payments is considered to be a "parachute payment," subject to excise tax under Section 4999 of the Code, which was not contemplated to be a "parachute payment" at the time of payment, the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the Executive's marginal total tax rate for the year in which the payment contemplated under this Section 4.3 is made.


          Article 5.  The Company's Payment Obligation

5.1. Payment Obligations Absolute.

               (i)      The  Company's  obligation  to  make  the
          Severance Payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever, except as may be consistent with Section 2.2(d).

               (ii) The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the Severance Payments and arrangements required to be made under this Agreement, except to the extent provided in
          Section 2.2(d).

5.2. Contractual Rights to Severance Benefits. This Agreement establishes and vests in the Executive a contractual right to the Severance Benefits to which the Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.


                  Article 6.  Term of Agreement

6.1 Term. This Agreement will commence on the Effective Date and shall continue in effect for eighteen (18) months, the last day of which shall be the "Expiration Date". However, at the end of such eighteen (18) month period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Board or the Committee (as is consistent with Section 1(i)) delivers written notice three (3) months prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

          However, in the event a Change-in-Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) eighteen (18) months beyond the month in which such Change-in-Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all Severance Benefits required hereunder have been paid to the Executive.


                   Article 7.  Legal Remedies

7.1. Payment of Legal Fees. To the extent permitted by law and except as provided in Section 7.2, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement.

7.2. Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled be arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within two hundred (200) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.


                     Article 8.  Successors

8.1 Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company or successor entity in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated his employment with the Company voluntarily for Good Reason. For the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

8.2 Executive's Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.


                    Article 9.  Miscellaneous

9.1. Employment Status. The Executive and the Company acknowledge that, except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change-in-Control (except as provided in the flush language at the end of Section 1(p)), may be terminated by either the Executive or the Company at any time.

9.2. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designation at any time.

9.3. Entire   Agreement.   This  Agreement  contains  the  entire
     understanding of the Company and the Executive with respect to the subject matter hereof.

9.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

9.5. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

9.6. Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by authorized member of the Committee, or by the respective parties' legal representatives and successors.

9.7. Applicable Law.  To the extent not preempted by the laws  of the  United States, the laws of the state of Texas shall  be
     the   controlling  law  in  all  matters  relating  to  this
     Agreement.


  IN WITNESS WHEREOF, the parties have executed this Agreement on this 15th day of
August, 1997.


Executive
            Midcoast Energy Resources, Inc.



By:
Dan C. Tutcher




ATTEST:Midcoast Energy Resources, Inc.


(Corporate Seal)


By:
      Duane S. Herbst, Secretary